SHELLBRIDGE OIL & GAS, INC.
(the "Corporation")

AUDIT COMMITTEE CHARTER

PURPOSE

The purpose of this Charter is to outline the role of the Audit Committee (the "Committee") and the responsibilities assigned to it by the Board of Directors (the "Board") of the Corporation. The main function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Corporation and reviewing the financial information to be provided to the Corporation's stockholders and others.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this Charter, the Committee shall have the authority to retain special legal, accounting or other consultants or advisors to advise it, and to authorize the payment of the fees and expenses of such consultants or advisors, and may request any officer or employee of the Corporation, its outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. The Committee shall also have the authority to direct the funding by the Corporation of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have unrestricted access to personnel and information, and any resources necessary to carry out its responsibilities. In this regard, the Committee may direct internal audit personnel to particular areas of examination.

The Corporation's external auditor shall be accountable to the Committee and the Board, and the Committee shall have the authority and responsibility to select, oversee, approve the compensation of, and, where appropriate, replace the external auditor. In the course of fulfilling its specific responsibilities hereunder, the Committee shall strive to maintain open avenues of communication between the Corporation's external auditor and the Board.

Although the Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to plan or conduct audits or to determine whether the Corporation's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the external auditor. Nor shall it be the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Corporation's own policies.

The specific responsibilities of the Committee are summarized below.

COMPOSITION

The Committee shall consist of not less than three Directors as determined and appointed by the Board, all of whom shall qualify as independent Directors as determined in accordance with applicable securities laws and stock exchange or quotation system rules (collectively, the "Regulatory Requirements"). Generally, each member of the Committee must be free from any relationship that would interfere with the exercise of his or her independent judgment.

Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service will not impair the ability of the relevant members to effectively serve on the Committee.

Any member may be removed or replaced at any time by the Board and shall, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board at any regular or special meeting.

The Board shall appoint a Chair of the Committee. If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen to preside by a majority of the members of the Committee present at such meeting.

MEETINGS

The Committee shall meet at least quarterly on such dates and at such times and places as determined by the Chair of the Committee. The Chair or any other member of the Committee may call additional meetings as required or appropriate. The Committee shall have the right to determine who shall, and who shall not, be present at any time during a meeting of the Committee. The Committee shall also meet separately from time to time with the Corporation's management, internal auditors and external auditors.

The Board shall be kept informed of the Committee's activities by a report from the Chair of the Committee following each Committee meeting.

RESPONSIBILITIES OF THE COMMITTEE

General Duty of Members

The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

Responsibilities

Financial Statements and Other Financial Disclosure

1.

Discuss and review with management and the external auditors the Corporation's annual audited financial statements, notes to the financial statements, annual Management Discussion and Analysis ("MD&A") and other related documents prior to their filing or distribution, including consideration of:

	(a)	Accounting principles, practices and significant management estimates and judgments.

	(b)	The external auditors' audit examination of the financial statements and their audit report.

	(c)	Policies and practices with respect to off-balance sheet transactions and trading and hedging activities.

2.

Discuss and review with management and the external auditors any significant changes required in the external auditors' audit plan, any material issues or disputes encountered by the external auditors during the course of the audit and any other matters related to the conduct of the audit.

3.

Based on discussions with management and the external auditors, review and formally recommend approval by the Board of the Corporation's annual audited financial statements, MD&A and other significant financial disclosure contained in the Corporation's Form 20-F (AIF) and annual Information Circular.

4.	Review and discuss with management and the external auditors the Corporation's quarterly unaudited financial statements, MD&A and other related documents.

5.

Review and discuss with management other financial filings and disclosure, including press releases and earnings guidance contained in any filings with the securities regulators or news releases or materials provided to analysts or rating agencies.

External Auditors

6.

Subject to applicable Regulatory Requirements and rights of shareholders, assume direct responsibility for the appointment, compensation, retention and oversight of the work of the external auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing any other audit, review or attest or permitted non-audit services for the Corporation. The external auditors shall report directly to the Committee.

7.

Review and approve the services to be provided by the external auditors, whether audit or non-audit, (including the fees and terms thereof) prior to the commencement of such services (with the exception of de minimus non-audit services described under applicable Regulatory Requirements which are approved by the Committee prior to the completion of the audit).

8.	Identify categories of non-audit services that the external auditors must not provide to the Corporation.

9.	Review and evaluate the external auditors' engagement letter and estimated and final compensation for audit and non-audit services.

10.

Meet regularly with the external auditors (independent of management), either at the request of the external auditors or on the Committee's own initiative, to consider matters that the external auditors believe should be discussed privately with the Committee.

11.	Review and discuss with the external auditors:

(a) Critical accounting policies and practices followed by the Corporation.

(b)

All alternative treatments within generally accepted accounting principles that have been discussed with management, including the ramifications of each alternative disclosure and treatment, and the treatment preferred by the external auditors.

(c) Other material written communications between the external auditors and management.

12.	Consider and review with the external auditors and management:

(a) Significant findings during the year and management's responses thereto.

	(b)	Difficulties encountered in the course of audits, including any restrictions on the scope of their work or access to required information.

	(c)	Any disagreements between the external auditors and management during the course of the audit, including any restrictions on the scope of their work or access to required information.

	(d)	Proposed changes in accounting standards, policies or practices and the impact of such changes on the Corporation's financial reporting practices.

	(e)	Planned changes in the external auditors' audit plan.

	(f)	The mandate and performance of management responsible for the internal audit.

	(g)	Significant risks or exposures identified by management or the external auditors and assess the steps management has taken to minimize such risks to the Corporation.

13.

Review and discuss with the external auditors all relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to assess the external auditors' independence, including, without limitation, (i) ensuring the receipt of and reviewing a written statement from the external auditors describing all relationships that may reasonably be thought to bear on the independence of the external auditors, (ii) discussing any disclosed relationships or services that the external auditors believe may affect the objectivity and independence of the external auditors, and (iii) recommending that the Board take appropriate action in response to such review to satisfy itself of the external auditors' independence.

14.	Review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the Corporation's current and former external auditors.

Internal Control Over Financial Reporting

15.	Review with management management's report on the effectiveness of the Corporation's system of internal control for identifying and managing principal business risks.

16.	Meet on a periodic basis separately with the members of management responsible for internal audit.

17.	Review with the external auditors the external auditors' report or attestation regarding the Corporation's internal control over financial reporting.

18.

Review any extraordinary or unusual transactions or payments which come to the attention of the Committee, including related party transactions between the Corporation and any officers, directors or affiliates of any officers or directors, which transactions shall be subject to Committee approval.

19.	Review annually the amounts and types of expenses of the Corporation's executive officers and including their use of corporate assets the results of the external auditors' review of such expenses.

20.	Establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including a procedure for the confidential and anonymous submission of complaints and concerns by employees of the Corporation regarding questionable accounting or auditing matters as required under applicable Regulatory Requirements.

Other Matters

21.

Review any legal or regulatory matters, including correspondence with regulators and governmental agencies, that may have a material impact on the Corporation's financial statements or other financial disclosure.

22.

Conduct an annual review and assessment of the adequacy of this Charter and the functioning of the Committee and, if necessary, make recommendations to the Board as to proposed changes to this Charter.

The Committee may, in its sole discretion, delegate all or a portion of its responsibilities to a subcommittee made up of members of the Committee.

As at January 25, 2006